------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Pachino,      Barton              P.          Kaufman & Broad Home Corporation (KBH)           Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    10990 Wilshire Blvd., Suite 800               Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)        November 1998       ----        title ---       below)
                 (Street)                                                 ------------------                below)
  Los Angeles,        CA             90024                                5. If Amendment,              Sr. Vice President
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $1.00 Par Value   11/13/98 M(1)            8,750   A(1)
------------------------------------------------------------------------------------------------------------------------------------
     "         "         "         "      S(1)            5,313   D(1)      $30.811            8,448              D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Response)                       (8/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                                            Common
(Rt. to Buy)                 $4.380       11/13/98  M(1)               1,000     (2)    1/27/03   Stock     1,000
------------------------------------------------------------------------------------------------------------------------------------
 "        "         "        $5.500          "       "                 1,000      "    10/26/03     "       1,000
------------------------------------------------------------------------------------------------------------------------------------
 "        "         "       $14.380          "       "                 1,250      "     4/02/06     "       1,250
------------------------------------------------------------------------------------------------------------------------------------
 "        "         "       $19.060          "       "                 1,000      "     7/28/08     "       1,000
------------------------------------------------------------------------------------------------------------------------------------
 "        "         "       $12.880          "       "                 4,500      "     1/25/10     "       4,500
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
Employee Stock Options
(Rt. to Buy)                       -0-                      D
-------------------------------------------------------------------------------------------------------
 "        "         "              -0-                      D
-------------------------------------------------------------------------------------------------------
 "        "         "              -0-                      D
-------------------------------------------------------------------------------------------------------
 "        "         "              -0-                      D
-------------------------------------------------------------------------------------------------------
 "        "         "             3,000                     D
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:
     Please see attached continuation sheet.
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Barton P. Pachino
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                               Barton P. Pachino

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                     (8/96)


   ------
   FORM 4
   ------
(Continuation)

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934

---------------------------------------------------------------------------------------------------------------------
 1.  Name and Address of Reporting Person                        2. Issuer Name and Ticker or Trading Symbol

     Pachino,      Barton       P.                                  Kaufman and Broad Home Corporation (KBH)
---------------------------------------------------------------------------------------------------------------------
     (Last)       (First)     (Middle)                                               4.  Statement for Month/Year

     10990 Wilshire Blvd., Suite 800                                                        November 1998
-------------------------------------------------                                 -----------------------------------
                 (Street)

     Los Angeles,       CA       90024
-------------------------------------------------
     (City)           (State)     (Zip)

-------------------------------------------------

EXPLANATION OF RESPONSES (continued):

     (1)  Broker-assisted exercise/sale pursuant to registrant's Executive Stock Ownership Policy which requires reporting person by February 2001 to own shares of common stock with a value equal to his annual salary, and to maintain such share ownership throughout his employment. (See registrant's December 10, 1998 press release). Shares were sold solely to cover tax liability and exercise price of options exercised.
     (2)  Options vest(ed) in 20% increments each year on the anniversary of date of grant, with full vesting occurring on the fifth (5th) anniversary of the date of grant.

                                                                                                               Page 3